Exhibit 99

NEWS
ANADARKO ANNOUNCES 2013 FOURTH-QUARTER
AND FULL-YEAR RESULTS
HOUSTON, Feb. 3, 2014 - Anadarko Petroleum Corporation (NYSE: APC) today announced 2013 fourth-quarter results, reporting a net loss attributable to common stockholders of $770 million, or $1.53 per share (diluted). These results include certain items typically excluded by the investment community in published estimates. In total, these items, which include a Tronox-related loss accrual, decreased net income by approximately $1.145 billion, or $2.27 per share (diluted), on an after-tax basis.(1) Cash flow from operating activities in the fourth quarter of 2013 was approximately $2.104 billion, and discretionary cash flow totaled $2.049 billion.(2)
For the year ended Dec. 31, 2013, Anadarko reported net income attributable to common stockholders of $801 million, or $1.58 per share (diluted), and full-year 2013 cash flow from operating activities was $8.888 billion. Discretionary cash flow for the year totaled $8.033 billion. (2)

2013 HIGHLIGHTS

•
Delivered record sales volumes, including an increase of more than 32,000 barrels-per-day in liquids volumes over 2012 from core horizontal growth plays in Wattenberg, Eagleford and East Texas/North Louisiana

•	Accelerated approximately $4.5 billion of value through announced asset monetizations

•
Reached milestones at multiple large oil projects with first oil at El Merk, the installation of the Lucius spar, and the sanctioning of the Heidelberg and TEN developments, along with progressing liquefied natural gas (LNG) off-take agreements

•	Achieved a 67-percent deepwater exploration/appraisal success rate
“In 2013, Anadarko built upon its multi-year track record of delivering consistent results, with an approximate 7-percent year-over-year increase in daily sales volumes, industry-leading deepwater exploration/appraisal success, unmatched portfolio management, and a 194-percent reserve-replacement ratio (before the effects of price revisions) at very competitive costs,” said Al Walker, Anadarko Chairman, President and CEO. “I’m extraordinarily proud of the ability and focus demonstrated by our employees and the resiliency of our portfolio in meeting or exceeding our 2013 goals. I’m confident we’ll continue to deliver differentiating results in 2014 and longer term through our focus on value acceleration, margin expansion and investment returns.”

SALES VOLUMES AND PROVED RESERVES
Anadarko’s full-year sales volumes of natural gas, crude oil and natural gas liquids (NGLs) totaled a record 285 million barrels of oil equivalent (BOE), or an average of 781,000 BOE per day, representing an increase of approximately 7 percent over full-year 2012 sales volumes of 732,000 BOE per day. Fourth-quarter 2013 sales volumes of natural gas, crude oil and NGLs totaled 74 million BOE, or an average of 806,000 BOE per day.
Anadarko added 551 million BOE of proved reserves in 2013 before the effects of price revisions and incurred oil and natural gas exploration and development costs of $7.468 billion.(2) The company estimates its proved reserves at year-end 2013 totaled 2.79 billion BOE, with 72 percent of its reserves categorized as proved developed. At year-end 2013, Anadarko’s proved reserves were comprised of 45 percent liquids and 55 percent natural gas.

U.S. ONSHORE HIGHLIGHTS
Anadarko’s U.S. onshore operating areas achieved a 25-percent increase in oil volumes for full-year 2013 relative to 2012, driven by record production in several major growth plays, including the Wattenberg field, Eagleford Shale and East Texas/North Louisiana Horizontal play.
Anadarko’s operated Wattenberg Horizontal program averaged more than 56,000 BOE per day in 2013, up almost 34,000 BOE per day over 2012, with the fourth quarter averaging more than 72,000 BOE per day. In October, the company announced a property exchange, which consolidated Anadarko’s core acreage position, enabling more efficient development planning and utilization of infrastructure. Additionally, Wattenberg crude oil export capacity was expanded with the Plains Rail Terminal, which began operations in November. Construction is more than 90-percent complete at the Lancaster plant and the Front Range pipeline, which are both expected to be commissioned during the first quarter of 2014.
Strong performance in the Eagleford Shale, East Texas/North Louisiana Horizontal and Marcellus Shale contributed to an average increase of 59,000 BOE per day during 2013 in the Southern and Appalachia Region. Evaluation continued during the fourth quarter in the Wolfcamp opportunity in the Delaware Basin. To date, Anadarko has drilled 29 wells and is currently running seven operated rigs in the Wolfcamp Shale.

MEGA-PROJECT MILESTONES
In 2013, Anadarko achieved first oil at the El Merk development in Algeria. All three facilities are now operational, with recent net production achieving a rate of more than 30,000 barrels per day.

In the deepwater Gulf of Mexico, the company completed installation of the 80,000-barrels-of-oil-per-day Lucius spar, with the topsides expected to be towed to location in the first quarter of 2014. Lucius is progressing on schedule toward first oil production in the second half of 2014. Construction on the Lucius-look-alike Heidelberg spar is more than 70-percent complete, remaining on schedule for first oil production in 2016. The TEN development, which was sanctioned and received approval from the Government of Ghana in 2013, also is expected to achieve first oil in 2016.
Anadarko and its partners continue to make steady progress marketing LNG sourced from the Anadarko-operated Offshore Area 1 in Mozambique. To date, the partners have reached multiple non-binding Heads of Agreement (HOAs) for long-term LNG sales to buyers in premium Asian markets covering approximately two-thirds of the first 5-million-tonne-per-annum train.

EXPLORATION HIGHLIGHTS
In 2013, Anadarko continued an active and successful deepwater exploration and appraisal program with a success rate of 67 percent.
Anadarko’s 2013 success in the deepwater Gulf of Mexico was highlighted by the emergence of the Shenandoah Basin, which has the potential to be one of the largest oil accumulations ever discovered in the Gulf. Following the Anadarko-operated Shenandoah-2 appraisal well, which encountered more than 1,000 net feet of oil pay, and oil discoveries at the nearby Coronado and Yucatan prospects, Anadarko enhanced its ownership position in, and will become the operator of Coronado. Anadarko is the only company with ownership in all three discoveries in the Shenandoah Basin. In addition, Anadarko and its partners are accelerating appraisal activity in the basin with appraisal wells under way at Coronado and Yucatan, and a rig committed to drill a delineation well at Shenandoah beginning in the second quarter of 2014.
Offshore Mozambique, the company continued exploration and appraisal of its Offshore Area 1 block with two discoveries and six successful appraisal wells in 2013. In December, Anadarko’s success in Mozambique was recognized by Platts with its 2013 Global Energy Award for Leadership in Exploration and Production.

OPERATIONS REPORT
For details on Anadarko’s fourth-quarter 2013 operations and exploration program, please refer to the comprehensive Operations Report available at www.anadarko.com.

FINANCIAL HIGHLIGHTS
Anadarko ended 2013 with approximately $3.7 billion of cash on hand, up $1.2 billion from year-end 2012. During the year, the company generated $240 million of adjusted free cash flow, including $792 million of capital investments incurred by WES.(2) Anadarko also reached agreements to monetize a total of approximately $4.5 billion of assets, highlighted by the $2.64 billion sell-down of a portion of its interest in the Offshore Area 1 of Mozambique expected to close in the first quarter of 2014, the $860 million carried-interest agreement at Heidelberg and the recent $581 million divestiture of its non-operated interest in the Pinedale/Jonah field. At year-end 2013, Anadarko’s net debt to adjusted capitalization ratio was approximately 31 percent, compared to 34 percent at year-end 2012. (2)

TRONOX-RELATED CONTINGENT LIABILITY
In the fourth quarter, the company accrued an $850 million loss related to the ongoing Tronox Adversary Proceeding. The company currently believes a significant portion of this amount to be deductible; accordingly, it also has recorded a tax benefit of $274 million associated with the loss accrual. Applicable accounting guidance requires the company to accrue a loss if it is both probable that a liability has been incurred and the amount of that liability can be reasonably estimated. The company recorded its accrual in accordance with these guidelines, based on the company’s assessment of the information available to it as of the date of this news release, and its conclusion that a loss related to the proceeding is now probable. The company determined the range of probable loss related to potential damages that ultimately may be awarded, after all appellate processes, to be $850 million to $5.15 billion. Based on information currently available to it, the company is unable to identify an amount within this range that is a better estimate than any other number in the range. When no amount within the range is a better estimate than any other amount, accounting guidance requires an accrual to be at the low end of the range of loss. Neither the range of probable loss nor the accrual includes any amounts for possible interest, attorneys’ fees, or other costs, given the uncertainty and lack of information concerning these items available to the company at this time. However, these additional amounts could prove to be material. The company does not believe that the current accrued liability is representative of the amount the company could be required to pay to reach final resolution of the matter through settlement. The company currently expects that a settlement of the proceeding, if any, would require payment of an amount substantially greater than the current accrued liability.
A wide range of possible ultimate outcomes currently exists; accordingly, this accrual could change materially as events unfold and more information becomes available. The Court in its Memorandum of Opinion issued on December 12, 2013 concluded that damages were $14.459 billion prior to the application of any offset claim that Kerr-McGee may have, and the amount of any such offset could vary substantially. As requested by the Court, Kerr-McGee submitted a brief on January 13, 2014, and the plaintiffs’ reply brief is due by February 12, 2014. Kerr-McGee will have until 30 days after the filing of the plaintiffs’ reply brief to respond to that brief, and the parties can request a hearing on the issues being briefed. Investors are cautioned that the accrual and the range of probable loss identified above could change materially over time, including between the time of this news release and the filing of the company’s Form 10-K. A detailed discussion of the potential liability related to this matter, and the related contingent liability recorded, will be included in the company’s 2013 Form 10-K that will be filed later this month.
As previously stated, the company strongly disagrees with the Court’s Opinion, and continues to reserve all of its objections to the Opinion and its rights to appeal.

CONFERENCE CALL TOMORROW AT 8 A.M. CST, 9 A.M. EST
Anadarko will host a conference call on Tuesday, Feb. 4, 2014, at 8 a.m. Central Standard Time (9 a.m. Eastern Standard Time) to discuss fourth-quarter and full-year 2013 results. The dial-in number is 855.812.0464 in the U.S., or 970.300.2271 internationally. The confirmation number is 28584560. For complete instructions on how to participate in the conference call, or to listen to the live audio webcast and slide presentation, please visit www.anadarko.com. A replay of the call will be available on the website for approximately 30 days following the conference call.

FINANCIAL DATA
Seven pages of summary financial data follow, including costs incurred, proved reserves and current hedge positions.

(1) See the accompanying table for details of certain items affecting comparability.

(2) See the accompanying table for a reconciliation of GAAP to non-GAAP financial measures and a statement indicating why management believes the non-GAAP financial measures provide useful information for investors.

Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2013, the company had approximately 2.79 billion barrels-equivalent of proved reserves, making it one of the world’s largest independent exploration and production companies. For more information about Anadarko and APC Flash Feed updates, please visit www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including the nature and timing of a final judgment or other decisions rendered relating to the Tronox Adversary Proceeding, the amount of damages, interest, attorneys' fees and other costs for which the defendants may be found liable, and the effect of such amounts on our business, prospects, results of operations, financial condition and liquidity, Anadarko’s ability to finalize year-end reserves, consummate the transactions described in this news release, timely complete and commercially operate the projects and drilling prospects identified in this news release, achieve production and budget expectations on its mega projects, and successfully plan, secure necessary government approvals, finance, build and operate an LNG project. See “Risk Factors” in the company’s 2012 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.

#            #            #

ANADARKO CONTACTS
MEDIA:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Christina Ramirez, christina.ramirez@anadarko.com, 832.636.8687

INVESTORS:
John Colglazier, john.colglazier@anadarko.com, 832.636.2306
Jeremy Smith, jeremy.smith@anadarko.com, 832.636.1544
Bill Tedesco, william.tedesco@anadarko.com, 832.636.3375

Anadarko Petroleum Corporation
Certain Items Affecting Comparability

	Quarter Ended December 31, 2013
	Before	After	Per Share
millions except per-share amounts	Tax	Tax	(diluted)
Total gains (losses) on derivatives, net, less net cash received from settlements*	$(52)	$(34)	$(0.07)
Gains (losses) on divestitures, net	(635)	(402)	(0.80)
Impairments	(162)	(103)	(0.21)
Third-party property restoration	(35)	(22)	(0.04)
Tronox-related contingent loss	(850)	(576)	(1.14)
Change in uncertain tax positions (FIN 48)	—	(6)	(0.01)
Deepwater Horizon settlement and related costs	(3)	(2)	—
	$(1,737)	$(1,145)	$(2.27)

*
For the quarter ended December 31, 2013, this includes $(155) million related to commodity derivatives, $111 million related to other derivatives, and $(8) million related to gathering, processing, and marketing sales.

	Quarter Ended December 31, 2012
	Before	After	Per Share
millions except per-share amounts	Tax	Tax	(diluted)
Total gains (losses) on derivatives, net, less net cash received from settlements*	$162	$102	$0.20
Cash payments in settlement of interest-rate swaps	(64)	(41)	(0.09)
Gains (losses) on divestitures, net	(48)	(52)	(0.10)
Impairments	(223)	(143)	(0.28)
Change in uncertain tax positions (FIN 48)	—	(38)	(0.08)
Deepwater Horizon settlement and related costs	(3)	(2)	—
WES general partner Unit Appreciation Rights	(126)	(80)	(0.16)
	$(302)	$(254)	$(0.51)

*
For the quarter ended December 31, 2012, this includes $3 million related to commodity derivatives, $157 million related to other derivatives, and $2 million related to gathering, processing, and marketing sales.

Reconciliation of GAAP to Non-GAAP Measures

Below are reconciliations of cash provided by operating activities (GAAP) to discretionary cash flow from operations (non-GAAP), free cash flow (non-GAAP), and adjusted free cash flow (non-GAAP), as well as net income (loss) attributable to common stockholders (GAAP) to adjusted net income (loss) (non-GAAP) as required under Regulation G of the Securities Exchange Act of 1934. Management uses discretionary cash flow from operations because it is useful in comparisons of oil and gas exploration and production companies as it excludes fluctuations in assets and liabilities. Management uses free cash flow and adjusted free cash flow to demonstrate the Company’s ability to internally fund capital expenditures and to service or incur additional debt. Management uses adjusted net income (loss) to evaluate the Company’s operational trends and performance.

	Quarter Ended		Year Ended
	December 31,		December 31,
millions	2013	2012	2013	2012
Net cash provided by operating activities	$2,104	$2,220	$8,888	$8,339
Add back
Deepwater Horizon settlement and related costs	8	4	17	(6)
Algeria exceptional profits tax settlement	—	(392)	(730)	(1,006)
Change in accounts receivable	5	(111)	(241)	(520)
Change in accounts payable and accrued expenses	51	(10)	167	476
Change in other items—net	(119)	(99)	(68)	(126)
Discretionary cash flow from operations	$2,049	$1,612	$8,033	$7,157

Anadarko Petroleum Corporation
Reconciliation of GAAP to Non-GAAP Measures

	Quarter Ended		Year Ended
	December 31,		December 31,
millions	2013	2012	2013	2012
Discretionary cash flow from operations	$2,049	$1,612	$8,033	$7,157
Less capital expenditures*	2,612	1,933	8,523	7,311
Free cash flow	$(563)	$(321)	$(490)	$(154)
Collection of Algeria exceptional profits tax receivable	—	392	730	1,006
Adjusted free cash flow	$(563)	$71	$240	$852

*
Includes Western Gas Partners, LP (WES) capital expenditures of $170 million for the quarter ended December 31, 2013, $169 million for the quarter ended December 31, 2012, $792 million for the year ended December 31, 2013, and $529 million for the year ended December 31, 2012.

	Quarter Ended		Quarter Ended
	December 31, 2013		December 31, 2012
	After	Per Share	After	Per Share
millions except per-share amounts	Tax	(diluted)	Tax	(diluted)
Net income (loss) attributable to common stockholders	$(770)	$(1.53)	$203	$0.40
Certain items affecting comparability	(1,145)	(2.27)	(254)	(0.51)
Adjusted net income (loss)	$375	$0.74	$457	$0.91

Presented below are reconciliations of costs incurred (GAAP) to oil and natural gas exploration and development costs (non-GAAP) and total debt (GAAP) to net debt (non-GAAP). Management believes oil and natural gas exploration and development costs is a more accurate reflection of the expenditures incurred during the current year, excluding certain obligations to be paid in future periods. Management uses net debt as a measure of the Company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand.

Year Ended
December 31,
millions	2013
Costs incurred	$7,486
Asset retirement obligation liability incurred	(180)
Cash expenditures for asset retirement obligations	162
Oil and natural gas exploration and development costs	$7,468

December 31,
millions	2013
Total debt	$13,565
Less cash and cash equivalents	3,698
Net debt	$9,867

Net debt	$9,867
Stockholders’ equity	21,857
Adjusted capitalization	$31,724

Net debt to adjusted capitalization ratio	31%

Anadarko Petroleum Corporation
(Unaudited)

	Quarter Ended		Year Ended
Summary Financial Information	December 31,		December 31,
millions except per-share amounts	2013	2012	2013	2012
Consolidated Statements of Income
Revenues and Other
Natural-gas sales	$841	$762	$3,388	$2,444
Oil and condensate sales	2,417	2,099	9,178	8,728
Natural-gas liquids sales	373	311	1,262	1,224
Gathering, processing, and marketing sales	289	240	1,039	911
Gains (losses) on divestitures and other, net	(582)	(2)	(286)	104
Total	3,338	3,410	14,581	13,411
Costs and Expenses
Oil and gas operating	323	244	1,092	976
Oil and gas transportation and other	259	245	1,022	955
Exploration	615	284	1,329	1,946
Gathering, processing, and marketing	231	211	869	763
General and administrative	303	430	1,090	1,246
Depreciation, depletion, and amortization	969	1,028	3,927	3,964
Other taxes	258	254	1,077	1,224
Impairments	162	223	794	389
Algeria exceptional profits tax settlement	—	—	33	(1,797)
Deepwater Horizon settlement and related costs	3	3	15	18
Total	3,123	2,922	11,248	9,684
Operating Income (Loss)	215	488	3,333	3,727
Other (Income) Expense
Interest expense	173	181	686	742
(Gains) losses on derivatives, net	(5)	(249)	(398)	(326)
Other (income) expense, net	20	10	89	(4)
Tronox-related contingent loss	850	—	850	(250)
Total	1,038	(58)	1,227	162
Income (Loss) Before Income Taxes	(823)	546	2,106	3,565
Income Tax Expense (Benefit)	(98)	356	1,165	1,120
Net Income (Loss)	(725)	190	941	2,445
Net Income (Loss) Attributable to Noncontrolling Interests	45	(13)	140	54
Net Income (Loss) Attributable to Common Stockholders	$(770)	$203	$801	$2,391
Per Common Share
Net income (loss) attributable to common stockholders—basic	$(1.53)	$0.40	$1.58	$4.76
Net income (loss) attributable to common stockholders—diluted	$(1.53)	$0.40	$1.58	$4.74
Average Number of Common Shares Outstanding—Basic	504	500	502	500
Average Number of Common Shares Outstanding—Diluted	504	502	505	502

Exploration Expense
Dry hole expense	$255	$94	$556	$440
Impairments of unproved properties	186	61	308	1,104
Geological and geophysical expense	97	62	208	151
Exploration overhead and other	77	67	257	251
Total	$615	$284	$1,329	$1,946

Anadarko Petroleum Corporation
(Unaudited)

	Quarter Ended		Year Ended
Summary Financial Information	December 31,		December 31,
millions	2013	2012	2013	2012
Cash Flows from Operating Activities
Net income (loss)	$(725)	$190	$941	$2,445
Depreciation, depletion, and amortization	969	1,028	3,927	3,964
Deferred income taxes	(445)	69	90	164
Dry hole expense and impairments of unproved properties	441	155	864	1,544
Impairments	162	223	794	389
(Gains) losses on divestitures, net	635	48	470	71
Total (gains) losses on derivatives, net	4	(249)	(392)	(308)
Net cash received in settlement of derivative instruments	48	87	85	685
Deepwater Horizon settlement and related costs	3	3	15	18
Algeria exceptional profits tax settlement	—	—	33	(1,797)
Tronox-related contingent loss	850	—	850	(250)
Certain other nonoperating items	35	—	110	—
Other	72	58	246	232
Discretionary Cash Flow from Operations	2,049	1,612	8,033	7,157
Deepwater Horizon settlement and related costs	(8)	(4)	(17)	6
Algeria exceptional profits tax settlement	—	392	730	1,006
(Increase) decrease in accounts receivable	(5)	111	241	520
Increase (decrease) in accounts payable and accrued expenses	(51)	10	(167)	(476)
Other items—net	119	99	68	126
Net Cash Provided by Operating Activities	$2,104	$2,220	$8,888	$8,339

Capital Expenditures	$2,612	$1,933	$8,523	$7,311

	December 31,	December 31,
millions	2013	2012
Condensed Balance Sheets
Cash and cash equivalents	$3,698	$2,471
Accounts receivable, net of allowance	2,470	2,747
Algeria exceptional profits tax settlement	—	730
Other current assets	674	847
Net properties and equipment	40,929	38,398
Other assets	2,096	1,716
Goodwill and other intangible assets	5,662	5,680
Total Assets	$55,529	$52,589
Current asset retirement obligations	$409	$298
Current portion of long-term debt	500	—
Other current liabilities	4,542	3,696
Long-term debt	13,065	13,269
Deferred income taxes	9,245	8,759
Other long-term liabilities	4,118	4,685
Stockholders’ equity	21,857	20,629
Noncontrolling interests	1,793	1,253
Total Liabilities and Equity	$55,529	$52,589
Capitalization
Total debt	$13,565	$13,269
Stockholders’ equity	21,857	20,629
Total	$35,422	$33,898

Capitalization Ratios
Total debt	38%	39%
Stockholders’ equity	62%	61%

Anadarko Petroleum Corporation
(Unaudited)

Sales Volumes and Prices
	Average Daily Volumes			Sales Volumes			Average Sales Price
		Crude Oil &			Crude Oil &			Crude Oil &
	Natural Gas	Condensate	NGLs	Natural Gas	Condensate	NGLs	Natural Gas	Condensate	NGLs
	MMcf/d	MBbls/d	MBbls/d	Bcf	MMBbls	MMBbls	Per Mcf	Per Bbl	Per Bbl
Quarter Ended December 31, 2013
United States	2,643	167	100	243	16	9	$3.46	$93.01	$40.30
Algeria	—	62	—	—	6	—	—	109.18	—
Other International	—	36	—	—	3	—	—	110.56	—
Total	2,643	265	100	243	25	9	$3.46	$99.20	$40.30

Quarter Ended December 31, 2012
United States	2,521	159	87	232	15	8	$3.28	$92.50	$38.97
Algeria	—	47	—	—	4	—	—	109.68	—
Other International	—	28	—	—	3	—	—	107.56	—
Total	2,521	234	87	232	22	8	$3.28	$97.74	$38.97

Year Ended December 31, 2013
United States	2,652	158	91	968	58	33	$3.50	$97.02	$37.97
Algeria	—	55	—	—	20	—	—	109.20	—
Other International	—	35	—	—	13	—	—	109.07	—
Total	2,652	248	91	968	91	33	$3.50	$101.41	$37.97

Year Ended December 31, 2012
United States	2,495	149	83	913	55	30	$2.68	$97.46	$40.44
Algeria	—	54	—	—	20	—	—	110.29	—
Other International	—	30	—	—	11	—	—	112.61	—
Total	2,495	233	83	913	86	30	$2.68	$102.35	$40.44

	Average Daily Volumes MBOE/d		Sales Volumes MMBOE

Quarter Ended December 31, 2013	806		74
Quarter Ended December 31, 2012	741		68

Year Ended December 31, 2013	781		285
Year Ended December 31, 2012	732		268

Sales Revenue and Commodity Derivatives
	Sales			Net Cash Received (Paid) in Settlement of Commodity Derivatives
		Crude Oil &			Crude Oil &
millions	Natural Gas	Condensate	NGLs	Natural Gas	Condensate	NGLs
Quarter Ended December 31, 2013
United States	$841	$1,426	$373	$42	$8	$2
Algeria	—	618	—	—	(3)	—
Other International	—	373	—	—	—	—
Total	$841	$2,417	$373	$42	$5	$2

Quarter Ended December 31, 2012
United States	$762	$1,351	$311	$114	$34	$4
Algeria	—	469	—	—	1	—
Other International	—	279	—	—	—	—
Total	$762	$2,099	$311	$114	$35	$4

Year Ended December 31, 2013
United States	$3,388	$5,601	$1,262	$133	$(53)	$9
Algeria	—	2,184	—	—	6	—
Other International	—	1,393	—	—	—	—
Total	$3,388	$9,178	$1,262	$133	$(47)	$9

Year Ended December 31, 2012
United States	$2,444	$5,332	$1,224	$678	$70	$10
Algeria	—	2,182	—	—	(5)	—
Other International	—	1,214	—	—	—	—
Total	$2,444	$8,728	$1,224	$678	$65	$10

Anadarko Petroleum Corporation
Estimated Year-End Proved Reserves 2011 - 2013

MMBOE	2013	2012	2011
Proved Reserves
Beginning of year	2,560	2,539	2,422
Reserves additions and revisions
Discoveries and extensions	145	82	174
Infill-drilling additions	410	383	203
Drilling-related reserves additions and revisions	555	465	377
Other non-price-related revisions	(40)	(31)	7
Net organic reserves additions	515	434	384
Acquisition of proved reserves in place	36	4	—
Price-related revisions	(23)	(68)	8
Total reserves additions and revisions	528	370	392
Sales in place	(12)	(81)	(29)
Production	(284)	(268)	(246)
End of year	2,792	2,560	2,539
Proved Developed Reserves
Beginning of year	1,883	1,811	1,673
End of year	2,003	1,883	1,811

Anadarko Petroleum Corporation
Commodity Hedge Positions
As of February 3, 2014

		Weighted Average Price per barrel
	Volume (MBbls/d)	Floor Sold	Floor Purchased	Ceiling Sold
Crude Oil
Fixed Price - Financial
2014
WTI	70	$96.03
Brent	37	$109.19
	107	$100.58

	Volume	Weighted Average Price per MMBtu
	(thousand
	MMBtu/d)	Floor Sold	Floor Purchased	Ceiling Sold
Natural Gas
Three-Way Collars
2014	600	$2.75	$3.75	$5.01

2015	635	$2.75	$3.75	$4.76

Fixed Price - Financial
2014	600	$4.26

Extendable Fixed Price - Financial
2014 (January - June)*	400	$4.19
__________________________________________________________________

*	Includes an option to extend the contract term to December 2014 at the same price.

Interest Rate Derivatives
As of February 3, 2014

Instrument	Notional Amt.	Start Date	Maturity	Rate Paid	Rate Received
Swap	$750 Million	June 2014	June 2024	6.00%	3M LIBOR
Swap	$1,100 Million	June 2014	June 2044	5.57%	3M LIBOR
Swap	$50 Million	Sept. 2016	Sept. 2026	5.91%	3M LIBOR
Swap	$750 Million	Sept. 2016	Sept. 2046	5.86%	3M LIBOR